News release

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General work contract signed for Big Stone Plant AQCS project
Fergus Falls, Minnesota, February 12, 2013. Graycor Industrial Constructors Inc. will be the general work contractor for the Big Stone Plant air-quality control system (AQCS). Otter Tail Power Company, as agent for the plant’s co-owners, which also include NorthWestern Energy and Montana-Dakota Utilities Co., signed the general work contract on February 5.
As the project’s general contractor, Graycor, based in Oakbrook Terrace, Illinois, will purchase more than $20 million of additional equipment, erect the AQCS, and hire and manage the employees and subcontractors required to accomplish that. “This contract represents almost 40 percent of the value of the AQCS project and is its largest single contract that we will enter into,” said Mark Rolfes, project manager.
Graycor was selected following an extensive evaluation process. “We started the process about a year ago with 36 potential contractors, finally narrowing our search to Graycor,” said Rolfes. “Our three basic criteria were price, commercial terms, and technical specifications or work scope, which included safety performance.
“We believe that our AQCS project will be successful in large part because of Graycor’s extensive power industry experience and thorough planning of the project,” said Rolfes. “In fact, Graycor completed a similar project for Xcel Energy at its Allen S. King Generating Station at Stillwater, Minnesota, and has a record of doing this challenging work safely.”
Construction is scheduled to begin this spring. Big Stone Plant’s AQCS, which must be installed by May 2017 according to Environmental Protection Agency regulations, includes about $490 million in retrofits to the plant near Milbank, South Dakota. “We expect to reduce both nitrogen oxide and sulfur dioxide by 80 to 90 percent,” said Rolfes. “Our goal is to have equipment in service in early 2016 to allow for an adequate testing period.” Additional information is available at www.BigStonePlantAQCS.com.
This news release is posted on our web site: https://www.otpco.com/NewsInformation/NewsReleases/Pages/default.aspx.

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. It provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit www.otpco.com. To learn more about Otter Tail Corporation visit www.ottertail.com.

Graycor Industrial Constructors Inc. is a leading provider of construction services to clients in the power, process, and metals industries throughout North America. To learn more about Graycor, visit www.graycor.com.